EXHIBIT 16

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We were previously principal accountants for Cotton States Life Insurance Company and, under the date of February 26, 2002, we reported on the consolidated financial statements of Cotton States Life Insurance Company as of and for the years ended December 31, 2001 and 2000. On August 19, 2002, our appointment as principal accountants was terminated. We have read Cotton States Life Insurance Company’s statements included under Item 4 of its Form 8-K dated August 22, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Cotton States Life Insurance Company's statement that the change was approved by the Audit Committee and the Board of Directors, nor are we in a position to agree or disagree with Cotton States Life Insurance Company's statement that Ernst & Young LLP was not consulted with regarding the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth on Item 304 (a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP KPMG LLP

August 22, 2002